Exhibit 99.1

May 19, 2020

Dear Shareholder,
We hope you and your family are safe and well. We are navigating uncertain times as the COVID-19 pandemic continues to exhibit far-reaching impacts. While the Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”) portfolio will not escape the effects of the economic slowdown caused by COVID-19, we believe CCIT II is well-positioned to maintain strength through the storm.
In 2019, CCIT II sold 18 industrial properties to Industrial Logistics Properties Trust (NASDAQ: ILPT) for approximately $624.7 million. CCIT II also acquired six commercial properties in 2019 totaling $269.2 million, adding more than 857,000 square feet of single-tenant net-leased assets to the CCIT II portfolio.
In December 2019, CCIT II’s Board of Directors authorized the declaration of a $1.03 per share special distribution to CCIT II’s Class A and Class T shareholders, which was paid in January 2020. CCIT II paid $42.24 million in distributions to shareholders in 2019.
While we are proud of our work in 2019, our focus is on managing CCIT II effectively through the COVID-19 pandemic. We will be communicating with shareholders regularly in the coming months regarding these key initiatives.

Recent Actions in Response to COVID-19
Liquidity & Financing
» Our approach to financing is to maintain relatively low levels of leverage, utilizing unsecured financing where possible, and maximizing the tenor of outstanding debt. CCIT II had a net leverage ratio of approximately 40.2% as of March 31, 2020 and benefitted from cash and available capacity on its revolving credit facility of approximately $172 million as of April 30, 2020.
» In an effort to position CCIT II for long-term success, we are exploring opportunities to increase CCIT II’s scale, as we believe larger companies will have a significant advantage as they navigate through and after the crisis.
Tenant Rent Collection & Support
» In April, CCIT II received 100% of base rent due from its tenants. We will work closely with tenants to address future needs for rent relief, if any, evaluating requests on a case-by-case basis.
» We moved rapidly to compile information on government assistance programs for tenants. Additionally, CIM is uniquely positioned to support tenants through its affiliate lender, which offers Paycheck Protection Program loans.
Cash Flow Management
» During this period of disruption, we will determine the timing and amount of distributions on a monthly instead of a quarterly basis, considering the monthly cash flow generated by CCIT II’s operations and other available liquidity.
» We were pleased to declare a distribution for April 2020, albeit at the reduced monthly rate of $0.035 per share (less, in the case of Class T shares, the per share distribution and shareholder servicing fees that are payable with respect to the Class T shares), which is approximately 67% of the most recent monthly distribution rate.
» Additionally, on May 1, 2020, we announced that the Board amended CCIT II’s share redemption program and distribution reinvestment plan so that either plan may be suspended by the Board without delay at any time if the Board believes the action to be in the best interests of CCIT II and its shareholders, allowing us to react quickly to changing economic circumstances.
Valuation Timing
» We believe it is appropriate to value CCIT II’s assets on a quarterly instead of annual basis during this time to help ensure that CCIT II’s share redemption program and distribution reinvestment plan are based on current values. We have engaged a third-party valuation firm to assess the value of CCIT II’s assets and liabilities quarterly until economic conditions stabilize.

While the full effects of the pandemic are unclear, we are committed to leaving no stone unturned managing CCIT II in a manner that will provide the greatest benefit to you, our valued shareholders. Shareholders can view all of CCIT II's communications and other disclosures that have been filed with the SEC by visiting www.cimgroup.com and clicking on “Investment Strategies,” then “Managed REIT Corporate Governance”. If you have any questions, please contact your financial advisor or the CIM Shareholder Relations team at 866.907.2653. We wish good health and safety for you and your family.
Sincerely,

Avraham Shemesh Chairman of the Board of Directors, Chief Executive Officer and President Cole Office & Industrial REIT (CCIT II), Inc. Co-Founder and Principal, CIM Group

CIM GROUP 2398 EAST CAMELBACK ROAD, 4TH FLOOR, PHOENIX ARIZONA 85016 PH 866.341.2653 FX 602.801.2736 CIMGROUP.COM
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